CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-66347 and No. 333-20539) of Wild Oats Markets, Inc. of our report dated March 28, 2001 relating to the financial statements and financial statement schedule, which is appears in this Annual Report on Form 10-K/A.

PricewaterhouseCoopers LLP

Denver, Colorado

August 14, 2001